Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2014, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2013 of NorthStar Real Estate Income II, Inc., which is incorporated by reference in this Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 (File No. 333-185640). We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP New York, New York
October 24, 2014